This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

JPMorgan Auto Callable Contingent Interest Notes linked to the Common Stock of
 LinkedIn Corporation, due May 25, 2016

The notes are designed for investors who seek a Contingent Interest Payment (i)
 with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier or (ii)
 with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Stock:                         The Common Stock, $0.0001 par value per share, of LinkedIn Corporation
Contingent Interest Payments:            If the notes have not been previously called and (i) with respect to any Review Date (other than the final Review Date)
                                         the closing price of one share of the Reference Stock on that Review Date or (ii) with respect to the final Review Date the
                                         Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to:
                                         $30.125 (equivalent to an interest rate of 12.05% per annum, payable at a rate of 3.0125% per quarter).
                                         If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the Reference
                                         Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock Price is less than the Interest
                                         Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level:        70.00% of the Initial Stock Price (subject to adjustments)
Interest Rate:                           12.05% per annum, payable at a rate of 3.0125% per quarter, if applicable
Automatic Call:                          If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:                     If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the
                                         Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called and the
                                         Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every
                                         1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per
                                         $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Stock Return).
                                         If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will lose more than 30.00% of your initial investment and may lose all of your initial investment at maturity.
Stock Return:                            (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price:                     Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor
Final Stock Price:                       The arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging Dates.
Ending Averaging Dates:                  May 16, 2016, May 17, 2016, May 18, 2016, May 19, 2016, and the final Review Date
Review Dates:                            August 20, 2015 (first Review Date), November 19, 2015 (second Review Date), February 18, 2016 (third Review Date), and May 20, 2016 (final Review Date)
Preliminary Term Sheet:                  http://www. sec. gov/Archives/edgar/data/19617/000114036115017480/formfwp.htm

Please see the term sheet hyperlinked above for additional information about the notes,  including  JPMS's  estimated  value, which is the estimated value of the notes when the terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[]    Your  investment  in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co.

[]    The  notes  do  not  guarantee  the  payment  of  interest and may not pay interest at all.

[]    The  appreciation  potential  of  the  notes  is limited, and you will not participate in any appreciation in the price of the Reference Stock.

[]    The  benefit  provided  by  the  Trigger  Level may terminate on the final
      Review Date.

[]    JPMorgan  Chase  and  Co.  and  its  affiliates  play  a variety of roles in connection with the notes and their interests may be adverse to yours.

[]    If  the  notes  are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return

[]    JPMS's  estimated value of the notes will be lower than the original issue price (price to public) of the notes.

[]    JPMS's  estimated  value does not represent the future values of the notes and may differ from others' estimates

[]    JPMS's  estimated  value  is not determined by reference to credit spreads for our conventional fixed rate debt.

[]    The  value  of  the  notes as published by JPMS will likely be higher than
      JPMS's then-current estimated value of the notes for a limited time.

[]    Secondary market prices of the notes will be impacted by many economic and market factors.

[]    No ownership or dividend rights in the Reference Stock.

[]    Risk  of  the  closing  price  of  the  Reference  Stock falling below the
      Interest  Barrier  or  Trigger  Level is greater if the Reference Stock is volatile.

[]    Lack  of  liquidity  -  JPMS intends to offer to purchase the notes in the secondary  market  but  is  not  required  to  do  so.  Even if there is a secondary  market,  it  may  not  provide enough liquidity to allow you to trade or sell the notes easily.

[]    The anti-dilution protection for the Reference Stock is limited and may be discretionary.

[]    The  averaging  convention  used  to calculate the Final Stock Price could limit returns.

Hypothetical Return on a Note

First 3 Review Dates

Compare the closing price of one share of the Reference Stock on a Review Date
 (other than the Final Review Date) to the Initial Stock Price and the Interest
 Barrier until the Final Review Date or any automatic call.

                                 Automatic Early Redemption
The closing price of one
Share of the Reference
Stock is greater than or
equal to the Initial Stock       The notes will be automatically called and you will receive (i) the principal amount plus (ii)
Price                            the Contingent Interest Payment with respect to the related Review Date
                                                                         You will receive the
                                 The closing price of one share of the   contingent quarterly
                                 Reference Stock is greater than or
The closing price of one         equal to the Interest Barrier           payment. Proceed to the next
Share of the Reference Stock     No Automatic Early                      Review Date.
is less than the Initial Stock   Redemption
Price                            The closing price of one share of the   No contingent quarterly
                                 reference Stock is less than the        payment. Proceed to the next
                                 Interest Barrier                        Review Date.

For more information about the payments upon an Automatic Call or at maturity in different  hypothetical scenarios, see "Hypothetical Payment upon Automatic Call or at Maturity" below.

What  Are  the  Payments  on the Notes, Assuming a Range of Performances for the
Reference Stocks?

The  following  table  illustrates  payments  on  the notes, assuming a range of performance for the Reference Stock on a given Review Date.

The  hypothetical  payments  set  forth  below  assume an Initial Stock Price of
$205.00, an Interest Barrier and a Trigger Level of $143.500 (equal to 70.00% of the  hypothetical  Initial  Stock Price) and reflect the Interest Rate of 12.05%
per  annum  (payable  at a rate of 3.0125% per quarter) . The hypothetical total returns  set  forth  below are for illustrative purposes only and may not be the actual  total  returns  applicable  to  a  purchaser  of  the notes. the numbers appearing  in  the  following  table  and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity

                 Review Dates Prior to the Final Review Date                                        Final Review Date
Closing Price   Reference Stock Appreciation /  Payment on Interest Payment Date or Stock Return    Payment at Maturity (3)
                 Depreciation at Review Date     Call Settlement Date (1)(2)
$369.0000        80.00%                          $1,030.125                         80.00%          $1,030.125
$328.0000        60.00%                          $1,030.125                         60.00%          $1,030.125
$287.0000        40.00%                          $1,030.125                         40.00%          $1,030.125
$246.0000        20.00%                          $1,030.125                         20.00%          $1,030.125
$225.5000        10.00%                          $1,030.125                         10.00%          $1,030.125
$215.2500        5.00%                           $1,030.125                         5.00%           $1,030.125
$205.0000        0.00%                           $1,030.125                         0.00%           $1,030.125
$194.7500        -5.00%                          $30.125                            -5.00%          $1,030.125
$184.5000        -10.00%                         $30.125                            -10.00%         $1,030.125
$143.5000        -30.00%                         $30.125                            -30.00%         $1,030.125
$143.4795        -30.01%                         $0.000                             -30.01%         $699.900
$102.5000        -50.00%                         $0.000                             -50.00%         $500.000
$61.5000         -70.00%                         $0.000                             -70.00%         $300.000
$0.0000          -100.00%                        $0.000                             -100.00%        $0.000

(1)  The notes will be automatically called if the closing price of one share of the  Reference  Stock  on  any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.

(2)  You  will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the
Reference  Stock  on  that  Review Date is greater than or equal to the Interest
Barrier.

(3)  You will receive a Contingent Interest Payment in connection with the final
Review  Date  if  the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus)  with  the  SEC  for  any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and  the other documents relating to this offering that JPMorgan Chase and Co. has filed  with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the
SEC  Web  site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any  dealer  participating  in  the  this  offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll - free 866- 535- 9248.

IRS  Circular  230  Disclosure:  JPMorgan  Chase and Co. and its affiliates do not provide  tax  advice.  Accordingly, any discussion of U.S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan  Chase  and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax- related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors. The products described herein should generally be held to maturity as early  unwinds  could result in lower than anticipated returns. This information is not intended to

This  material is not a product of J.P. Morgan Research Departments. J.P. Morgan is  the  marketing  name  for  JPMorgan  Chase  and  Co.  and its subsidiaries and affiliates  worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE  and  SIPC.  Clients  should  contact  their  salespersons  at, and execute transactions  through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433
Registration Statement No. 333- 199966
Dated: May 05, 2015